Exhibit 99.1
Hayes Lemmerz Increases Adjusted EBITDA Guidance for Fiscal 2008 Following Strong Second Quarter Results
Adjusted EBITDA Up 40% and Core Operating Earnings Up 87% from Prior Year
NORTHVILLE, Mich., September 04, 2008 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced that it is increasing its fiscal 2008 Adjusted EBITDA guidance as it reported substantially improved Adjusted EBITDA, core operating earnings and liquidity for the second fiscal quarter ended July 31, 2008.
Updated Guidance
Curtis J. Clawson, President, CEO and Chairman of the Board, said “We are increasing the Company’s Adjusted EBITDA guidance for fiscal 2008 to $225 million to $240 million, up $20 million from prior guidance of $205 million to $220 million. Capital expenditures have been reduced for the year and are now expected to be between $90 million to $100 million, down $5 million from prior guidance of $95 million to $105 million. We are also affirming the Company’s sales guidance of $2.1 billion to $2.3 billion for fiscal 2008.”
Second Quarter Results
Compared to the year earlier quarter, Adjusted EBITDA for the second quarter improved 40%, to $63.9 million from $45.8 million and the Adjusted EBITDA margin rose to 11.3% from 8.4%. Adjusted EBITDA for the first half of the fiscal year was $118.5 million, up $22.6 million or 24% from the prior fiscal year. Compared to the year earlier quarter, core operating earnings for the second quarter improved 87% to $33.8 million from $18.1 million. Core operating earnings for the first half of the fiscal year were $59.0 million, an improvement of $19.8 million or 51% from the prior fiscal year.
“This was a very good quarter for Hayes Lemmerz and, although there is the potential for higher steel prices and further reductions in customer production volumes, the outlook for the full fiscal year has improved. Despite challenging industry conditions, our Adjusted EBITDA and core operating earnings improved significantly. Our good results reflect a strong overall performance including the benefits of our recent investments in leading-cost, high-growth areas, such as Brazil, the Czech Republic, Turkey, India and Thailand,” Mr. Clawson said.
Sales in the second fiscal quarter were $563.5 million, up 4% from $544.1 in the year earlier quarter, due primarily to favorable currency exchange rates. For the first half of the fiscal year, Hayes Lemmerz reported sales of $1.14 billion, up 9.1% from $1.04 billion in the first half of the prior fiscal year. The Company’s net loss in the quarter decreased to $47.0 million, an improvement of $40.1 million compared with a net loss of $87.1 million in the year earlier quarter. The Company reported a net loss for the first half of $59.8 million, down $42.6 million from a net loss of $102.4 million in the first half of the prior fiscal year.

At the end of the second quarter the Company had $222 million in total liquidity, an improvement of $27 million compared with the year earlier quarter. “I am satisfied with this level of liquidity during these difficult times in our industry,” Mr. Clawson said.
Free Cash Flow
During the quarter the Company had negative free cash flow of $33.8 million excluding its accounts receivable programs, compared to negative $15.1 million in the year earlier quarter. Cash expenditures for restructuring and divestitures during the quarter negatively impacted free cash flow by approximately $36 million. The Company is targeting positive free cash flow for the full fiscal year, excluding the impact of its accounts receivable programs and planned and completed restructuring and divestiture activities.
Implementation of Strategic Plan
The Company also announced the sale of its aluminum wheel facility in Hoboken, Belgium during the quarter, in addition to other previously announced restructuring plans. “The divestiture of our aluminum wheel facility in Hoboken, Belgium in June, the expected closure of our Gainesville, Georgia, aluminum wheel facility and the planned divestiture of our powertrain facility in Nuevo Laredo, Mexico, will have a positive impact on our long-term financial performance. We have now essentially completed the process of divesting facilities and product lines that have negatively impacted our earnings,” said Fred Bentley, Chief Operating Officer.
“Five years ago, we were saddled with a number of unprofitable facilities, heavily dependent upon the health of the U.S. auto market, and equally dependent upon the success of a small number of customers. Today, we are the only company with a cost-effective manufacturing presence in both steel and aluminum wheels in almost every global market,” he said. “Our strategic focus on improving product, customer and geographic diversification is providing ever-increasing benefits.”
Mr. Bentley noted that the Company’s geographic distribution of sales has changed significantly: from 45% of total sales in the domestic U.S. market in 2004 to an estimated 13% in fiscal 2008 (excluding the three facilities being closed or divested), from 4% to 16% in South America, from 15% to 24% in Eastern Europe, and from 29% to 34% in Western Europe. Overall, sales in leading-cost countries have almost doubled since 2004, reducing the Company’s reliance on the domestic U.S. market. “Our largest single customer today is based in the U.S., but 79% of our business with that customer is in other regions,” Mr. Bentley added.
“We have also greatly diversified our customer base since 2004. We are continuing to win new business with European and U.S. customers, and we are increasingly winning with Asian OEMs,” said Mr. Bentley. “The Company expects to meet or exceed last year’s record of $430 million of new business, with wins spread across its customer base,” he added.
“Although sales are essentially even with 5 years ago, the Company’s employee count is down 33% during that period, and employment in high-cost regions is down more than 60%,” he said.
Mr. Bentley also noted that the Company’s product mix is well balanced, with aluminum light vehicle wheels, steel light vehicle wheels, and commercial truck wheels each accounting for approximately one-third of the Company’s sales.
Use of Non-GAAP Financial Information
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. Free cash flow is defined as cash from operating activities minus capital expenditures plus cash from or less cash used in the sale of assets. Management uses free cash flow to identify the amount of cash available to meet debt amortization requirements, pay dividends to stockholders or make corporate investments. Core operating earnings is defined as earnings from operations less asset impairments and restructuring charges, post-emergence chapter 11 related costs, gains and losses on sales of assets, and other special items that are of an infrequent or unusual nature. Core operating earnings is used by management as a non-GAAP financial measure because it is more indicative of operating performance due to exclusion of non-operating, infrequent, or unusual items.
For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to pages 30-32 of the slide presentation accompanying the conference call.
Conference Call
Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal year 2008 first quarter financial results on Thursday, September 4, 2008, at 10:00 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call:
(888) 295-5935 from the United States and Canada
(706) 758-0212 from outside the United States
Callers should ask to be connected to Hayes Lemmerz financial results conference call, Conference ID# 57408464.
The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/Investor_Relations.html.
A replay of the call will be available from 1:00 p.m. (ET), September 4, 2008, until 11:59 p.m. (ET), September 14, 2008, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID# 57408464.
An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels. The Company has 23 facilities and over 7,000 employees worldwide.
Forward Looking Statements
This press release contains forward-looking statements with respect to our financial condition and business. All statements other than statements of historical fact made in this press release are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: (1) competitive pressure in our industry; (2) fluctuations in the price of steel, aluminum, and other raw materials; (3) changes in general economic conditions; (4) our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales; (5) pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers; (6) changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money; (7) the uncertainties inherent in international operations and foreign currency fluctuations; and (8) the risks described in our most recent Annual Report on Form 10-K and our periodic statements filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(Unaudited)

	Balance as of
	July 31, 2008	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$87.5	$160.2
Receivables	295.0	305.6
Other Receivables	43.2	48.3
Inventories	218.4	179.1
Assets held for sale	26.5	21.4
Prepaid expenses and other	14.6	12.2

Total current assets	685.2	726.8

Property, and plant equipment, net	630.8	616.8
Goodwill, intangibles and other long term assets	478.2	462.3

Total assets	$1,794.2	$1,805.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$54.9	$32.9
Current portion of long-term debt	5.0	4.8
Accounts payable and other accrued liabilities	413.8	448.4
Liabilities held for sale	8.6	8.2
Other Short Term Liabilities	66.4	61.6

Total current liabilities	548.7	555.9

Long-term debt, net of current portion	601.6	572.2
Pension and other long-term liabilities	400.4	405.0
Minority interest	74.7	70.5
Stockholders’ equity:
Common stock, par value $0.01 per share	1.0	1.0
Additional paid in capital	884.2	882.0
Retained earnings	(990.0)	(928.7)
Accumulated other comprehensive income	273.6	248.0

Total stockholders’ equity	168.8	202.3

Total liabilities and stockholders’ equity	$1,794.2	$1,805.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions of dollars)
(Unaudited)

	Three Months Ending July 31		Six Months Ending July 31
	2008	2007	2008	2007
Net sales	$563.5	$544.1	$1,137.3	$1,042.7
Cost of goods sold	491.6	491.0	1,001.7	933.4

Gross profit	71.9	53.1	135.6	109.3
Marketing, general and administration	39.4	45.5	78.7	80.8
Amortization of intangibles	2.9	2.6	5.7	5.0
Asset impairments and other restructuring charges	5.8	1.5	9.1	3.9
Other (income) expense, net	34.1	9.5	30.7	7.5

Earnings from operations	(10.3)	(6.0)	11.4	12.1
Interest expense, net	14.3	15.8	27.6	33.9
Other non-operating expense	1.0	0.1	2.7	0.1
Loss on early extinguishment of debt	—	21.2	—	21.5

Earnings (loss) before income taxes and minority interest	(25.6)	(43.1)	(18.9)	(43.4)
Income tax expense	14.6	13.3	27.6	21.8

Loss before minority interest	(40.2)	(56.4)	(46.5)	(65.2)
Minority interest	6.8	5.7	13.3	9.5

Loss from continuing operations	(47.0)	(62.1)	(59.8)	(74.7)
Loss from discontinued operations	—	(25.0)	—	(27.7)

Net loss	(47.0)	(87.1)	(59.8)	(102.4)

Loss per common share data
Basic and diluted:
Loss from continuing operations	$(0.46)	$(0.78)	$(0.59)	$(1.25)
Loss from discontinued operations	—	(0.32)	—	(0.46)

Net loss	$(0.46)	$(1.10)	$(0.59)	$(1.71)

Weighted average shares outstanding (in millions)	101.1	79.3	101.1	59.9

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(Unaudited)

	Six Months Ending July 31
	2008	2007
Cash provided by operating activities	$(12.8)	$(6.7)

Cash flows from investing activities:
Purchase of property, plant, equipment and tooling	(43.0)	(40.8)
Proceeds from sale of assets	(26.4)	1.1

Cash used for investing activities	(69.4)	(39.7)

Cash flows from financing activities:
Changes in bank borrowings and credit facility	20.8	(0.3)
Proceeds from revolving credit facility	0.0	0.0
Repayment of long term debt	(1.5)	(133.3)
Proceeds from issuance of common stock	0.0	193.1
Fees paid for Rights Offering	0.0	(31.5)
Dividends paid to minority shareholders	(10.8)	(10.1)

Cash provided by (used for) financing activities	8.5	17.9

Net cash provided by discontinued operations	—	39.4

Effect of exchange rate changes on cash and cash equivalents	1.0	2.9

Increase in cash and cash equivalents	(72.7)	13.8
Cash and cash equivalents at beginning of period	160.2	38.5

Cash and cash equivalents at end of period	$87.5	$52.3